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                                                                      Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE
                     (Millions of dollars, except per share)

                                                                                      Year Ended 30 September
                                                                               -------------------------------------
                                                                                 1996           1995          1994
                                                                                -------        -------        -------
 Earnings
    Income before cumulative effect of accounting
    changes                                                                    $   416        $   368        $   234
    Cumulative effect of accounting changes                                         --             --             14
                                                                               -------        -------        -------
       Net income                                                              $   416        $   368        $   248
                                                                               =======        =======        =======
Primary shares
    Average common shares outstanding during the year                              112            112            114
    Common stock equivalents from stock option
    and award plans                                                                  2              2              2
                                                                               -------        -------        -------
       Adjusted average common shares outstanding                                  114            114            116
                                                                               =======        =======        =======
 Primary earnings per share
    Income before cumulative effect of accounting changes                      $  3.67        $  3.23        $  2.02
    Cumulative effect of accounting changes                                         --             --           0.12
                                                                               -------        -------        -------
       Net income                                                              $  3.67        $  3.23        $  2.14
                                                                               =======        =======        =======
 Fully diluted shares
    Average common shares outstanding during the year                              112            112            114
    Shares issuable from stock option and award plans                                2              2              2
                                                                               -------        -------        -------
       Adjusted average common shares outstanding                                  114            114            116
                                                                               -------        -------        -------
 Fully diluted earnings per share
    Income before cumulative effect of accounting changes                      $  3.67        $  3.23        $   2.02
    Cumulative effect of accounting changes                                         --             --            0.12
                                                                               -------        -------        --------
       Net income                                                              $  3.67        $  3.23        $   2.14
                                                                               =======        =======        ========


   Note: The above calculations are submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because the dilution of earnings per share is less than 3%.